Exhibit 99.1

DEAN FOODS NAMES RALPH SCOZZAFAVA AS

CHIEF OPERATING OFFICER

DALLAS, Sept. 16, 2015 /PRNewswire/ — Dean Foods Company (“Dean Foods”) (NYSE:DF) named Ralph Scozzafava to EVP and Chief Operating Officer (COO), effective Oct. 1, 2015. He will continue to report directly to Gregg Tanner, Chief Executive Officer.

In his new role, Scozzafava will continue to oversee the Commercial functions of Sales, Marketing, and R&D along with the addition of Operations & Procurement and Logistics.

“I’ve really enjoyed the dairy industry, and I’m excited to begin this new phase of my career with Dean Foods,” Scozzafava said. “I’ve been impressed with the quality of people within the organization and all we can accomplish together. The launch of DairyPure® earlier this year was one example of how I think we’re changing the dairy category, and I very much look forward to this next chapter.”

Scozzafava joined Dean Foods in October 2014 as EVP and Chief Commercial Officer (CCO) with more than 30 years of experience in the consumer goods and grocery categories. He held progressive general management, sales and marketing positions with an outstanding track record of growth and leadership.

Before joining Dean Foods, Scozzafava was Chairman of the Board and CEO of Furniture Brands International where he built organizational capabilities and improved operating results. Scozzafava also held several general management, sales, marketing and operations leadership roles at Wm. Wrigley Jr. Company where he ultimately served as Wrigley’s Vice President of Worldwide Commercial Operations, managing a $5 billion business with more than 10,000 employees in the U.S. and abroad in 180 countries. Scozzafava also spent many years in management with Johnson & Johnson, Clorox and the Campbell Soup Company.

“Ralph is a passionate leader with a successful track record in building strong, effective teams,” Tanner said. “His effectiveness during his tenure as CCO is a great launching pad as he steps into the role of COO. I look forward to working closely with Ralph for many years to come.”

Tanner will continue to lead the company and oversee efforts to achieve Dean Foods’ broad corporate vision and focus on key strategic issues.

“This is an exciting time at Dean Foods,” Tanner said. “Together we will continue to help Dean Foods deliver on our vision of being the most admired and trusted provider of wholesome, great-tasting products at every occasion.”

About Dean Foods

Dean Foods® is a leading food and beverage company and the largest processor and direct-to-store distributor of fluid milk and other dairy and dairy case products in the United States. Headquartered in Dallas, Texas, the Dean Foods portfolio includes DairyPure®, the country’s first and largest fresh, white milk national brand, and TruMoo®, the leading national flavored milk brand, along with well-known regional dairy brands such as Alta Dena®, Berkeley Farms®, Country Fresh®, Dean’s®, Garelick Farms®, LAND O LAKES®* milk and cultured products*, Lehigh Valley Dairy Farms®, Mayfield®, McArthur®, Meadow Gold®, Oak Farms®, PET®**, T.G. Lee®, Tuscan® and more. In all, Dean Foods has more than 50 local and regional dairy brands and private labels. Dean Foods also makes and distributes ice cream, cultured products, juices, teas, and bottled water. Over 17,000 employees across the country work every day to make Dean Foods the most admired and trusted provider of wholesome, great-tasting dairy products at every occasion. For more information about Dean Foods and its brands, visit www.deanfoods.com.

*	The LAND O LAKES brand is owned by Land O’Lakes, Inc. and is used by license.
**	PET is a trademark of The J.M. Smucker Company and is used by license.

CONTACT: Corporate Communications, Jamaison Schuler, +1-214-721-7766; or Investor Relations, Scott Vopni, +1-214-303-3438